Exhibit 2.1
                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT is executed on March 25, 1997 between Sunrise Technologies International, Inc., a Delaware corporation ("seller"), having its principal place of business at 47257 Fremont Blvd., Fremont, California 94538, and Lares Research, a California corporation ("buyer"), having its principal place of business at 295 Lockheed Avenue, Chico, California 95973.

                                    RECITALS

         A. Seller is engaged in the business of developing, manufacturing, distributing and selling high-technology dental lasers, abrasive tooth cutting systems, and composite curing systems (the "Dental Business"). Seller is also engaged in an ophthalmic business, and intends to continue to conduct its ophthalmic business.

         B. Seller and buyer have entered into a Letter of Intent dated November 14, 1996, which was agreed to by seller on November 18, 1996, and amended by letter dated February 24, 1997, stating the intent of seller to sell the Dental Business and the intent of buyer to purchase the Dental Business, subject to the negotiation and execution of a definitive agreement between the parties.

         C. Seller and buyer desire to enter into this agreement to set forth the definitive agreement of seller and buyer for the sale of the Dental Business to buyer.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties agree as follows:

                                    ARTICLE 1

                           PURCHASE AND SALE OF ASSETS

         1.1      Agreement for Purchase and Sale.

         Subject to the terms and conditions of this Agreement, seller hereby agrees to sell, assign, transfer and deliver to buyer, and buyer agrees to purchase from seller free and clear of all liens or encumbrances, all of the assets, properties, and business of seller, whether tangible, intangible, real, personal or mixed, and wherever located, that are held for use in the operation of and are a part of seller's Dental Business, excluding only the assets described in section 1.2, below (the "assets"), which assets include but are not necessarily limited to the following:

         A. All of the seller's supplies, materials, equipment, machinery, tools, instruments, furniture, fixtures, and other tangible personal property (the "tangible property") held for use by seller in the Dental Business. A listing of the items of tangible property having an original cost greater than $1,000.00 shall be prepared, approved by buyer and signed by the parties, and attached to this agreement as Exhibit 1.1A prior to the closing.

         B. All of seller's inventories (the "inventory") of parts, work in process, and finished goods used and produced in the business of the Dental Business. Seller and buyer agree that a physical inventory


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will be taken jointly  immediately prior to the closing and the actual inventory purchased by the buyer shall be based thereon. A listing of the inventory being purchased shall be prepared, approved by buyer and signed by the parties, and attached to this agreement as Exhibit 1.1B prior to the closing.

         C. All outstanding inventory purchase and product sales orders, together with any deposits or prepayments received by seller on account thereof. A listing of the inventory purchase and product sales orders, deposits and prepayments shall be prepared by seller, approved by buyer and signed by the parties, and attached to this agreement as Exhibit 1.1C prior to the closing.

         D. All of seller's claims and rights under leases, contracts, trade secrets, patents, patent applications, trademarks, service marks, trade names, copyrights, inventions, formulas, knowhow, confidential proprietary technical information, licenses, royalty rights, deposits, rights and claims to refunds and adjustments of any kind, computer programs, software or firmware, data processing information, and any other intellectual property, that are held for use by seller in the Dental Business. Included in the foregoing shall be all information, documents, design files, files, notes, and records of every kind and nature prepared or maintained in connection with the research and development activities of seller's Dental Business, including but not limited to those concerning the original development of existing products, enhancements or changes made to products of the Dental Business (whenever made), enhancements or changes proposed to be made or being considered to be made to existing products, or the development of new products. A partial listing of these claims and rights shall be prepared by seller, approved by buyer and signed by the parties, and attached to this agreement as Exhibit 1.1D signed by the parties prior to the closing.

         E. Contact information, including address and telephone numbers, for vendors, customers, and others used by seller in the Dental Business, and any yellow pages and trade journal advertising, web site files and web site links, and all other advertising relating to the Dental Business.

         F. All of seller's goodwill in the Dental Business, including all of the seller's files (in any format, including paper and electronic), documents, lists and records relating to the customers of and vendors to the Dental Business (the "customer lists").

         G. A Covenant Not to Compete pursuant to paragraph 4.1 of this agreement.

         1.2      Excluded Assets.

         There shall be excluded from the assets sold hereunder:

         A. Except for the deposits and prepayments described in paragraph 1.1C of this agreement, all cash, cash items, accounts receivable, investments, stock and other securities of seller;

         B. All of seller's general financial records, provided that buyer shall have the right to obtain copies of the financial records which buyer shall reasonably require with respect to the continuing conduct of the business of the Dental Business and with respect to filings with governmental and taxing authorities concerning the assets;

         C. All of seller's property, files and records used in connection with seller's ophthalmic business or not relating to the Dental Business. Buyer acknowledges that certain of seller's trade secrets, inventions, formulas, knowhow and confidential proprietary technical information have applications to and are used by seller in seller's ophthalmic business (collectively referred to as "proprietary ophthalmic

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information"),  and seller retains such proprietary  ophthalmic  information for all uses, other than in Dental Business applications, including, without limitation, such rights and proprietary information as it may have with respect to the neodymium yag and other lasers;

         D. The real property used in the business of the Dental Business, subject to the provisions of paragraphs 4.7 and 9.9, hereof; and

         E. The assets and rights described on Exhibit 1.2 to this agreement.

                                    ARTICLE 2

                            CONSIDERATION FOR ASSETS

         As full consideration for the transfer of the assets to buyer, buyer agrees to pay and deliver to seller at the closing the following:

         2.1 Cash Portion. The sum of Four Million Dollars ($4,000,000) in cash (the "cash portion"). Upon execution of this agreement, buyer agrees to deposit the sum of Two Hundred Fifty Thousand Dollars ($250,000) (the "deposit") with Mid Valley Title & Escrow Company, 601 Main Street, Chico, California 95928 (the "escrow company") which sum, together with the remaining cash portion, will be paid to Seller at the closing. The deposit shall be refunded to buyer in the event the purchase and sale of the assets does not close as a result of failure of any of the conditions precedent to the obligations of buyer contained in Sections 9.1 through 9.6, Section 9.7B, and Section 9.8, hereof. Seller and buyer agree to execute such instructions as shall be required by the escrow company as a condition to receipt and holding of the deposit.

         2.2 Promissory Note. Buyer's promissory note, dated as of the closing date, in the principal amount of One Million Five Hundred Thousand Dollars ($1,500,000) in the form of Exhibit 2.2A attached hereto and incorporated herein by this reference. The promissory note shall be secured by a Security Agreement in substantially the form of Exhibit 2.2B attached hereto and incorporated herein by this reference and a Deed of Trust in standard form. Seller agrees to execute a subordination agreement in favor of Bank of America NT&SA (the "bank") subordinating seller's rights under the Security Agreement and Deed of Trust to rights conferred upon the bank under its financing documents with buyer. Prior to the closing, Buyer agrees to enter into such revisions to the form of promissory note, security agreement and deed of trust as may be reasonably requested by seller as a result of restrictions which may be placed upon seller under the terms of the subordination agreement requested by the bank to the extent that the restrictions are substantially different from those contained in the bank's standard "Business Loan Subordination Agreement", or upon buyer under the bank's financing agreements with buyer.

         2.3 Allocation of Purchase Price. The purchase price shall be allocated as follows:

         A. $2,750,000 to the laser products portion of the Dental Business.

         B. $2,200,000 to the air abrasive products portion of the Dental Business.

         C. $550,000 to the CureStar composite curing lamp portion of the Dental Business.

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                                    ARTICLE 3

                                   LIABILITIES

         3.1      No Assumption of Liabilities.

         Except as stated in paragraphs 3.3 and 5.3, it is expressly agreed and understood that buyer shall not assume and in no event shall buyer be deemed to have assumed or agreed to pay or perform, and seller shall at all times remain solely responsible for, any debts, contracts, commitments, obligations or liabilities of seller of any kind or nature whatsoever, including but not limited to those of the Dental Business or connected in any way to the assets arising or accruing prior to the closing , and specifically including those arising out of or connected in any way to claims based on products liability theories of recovery.

         3.2      Payment of Seller's Liabilities.

         Prior to or at the close of escrow, all of Seller's liabilities incurred in Seller's operation of the Dental Business shall be adequately provided for to buyer's reasonable satisfaction.

         3.3      Assumption of Contracts.

         Buyer agrees to assume all of seller's obligations on those contracts, licenses, or other agreements listed on Exhibit 3.3 attached hereto and incorporated herein by this reference, including, without limitation, all outstanding inventory purchase and product sales orders, as described in Exhibit 1.1C, but only to the extent of obligations that are executory or arise and accrue thereunder from and after the closing date, and all unsatisfied warranty obligations of seller related to Dental Business products.

                                    ARTICLE 4

                                OTHER AGREEMENTS

         4.1      Covenant Not to Compete and Non-Disclosure Agreement.

         A. During the period commencing on the closing date and ending on the date which is five (5) years after the closing date, except as otherwise approved in advance and in writing by buyer, seller agrees not to, directly or indirectly, for seller's own account, or through, on behalf of, or in conjunction with any person, firm, corporation, business or other legal entity,
(i) own, maintain, operate, control, have any interest in, perform consulting services for or otherwise engage in any business or enterprise which sells or leases products or provides services in competition with or similar to or the same as the products sold or leased by or services provided by the seller as part of the Dental Business as of the closing date within any territory or geographic area throughout the world in which seller through its Dental Business may be doing business, or (ii) induce or attempt to persuade any employee, agent or customer of the Dental Business to terminate his or her employment, agency or business relationship with buyer in order to enter into any such relationship on behalf of any competing business. Nothing herein shall be construed to restrict Seller's use of its proprietary ophthalmic information and laser products in ophthalmic or any other applications other than in the Dental Business.

         B. Seller further agrees not to divulge, communicate, use to the detriment of the buyer or for the benefit of any other person or persons, or misuse in any way, any confidential information or trade secrets of the seller that is part of the assets being purchased hereby, including personnel information,

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secret processes,  know-how,  customer lists,  formulas or other technical data, except as may be required by law, provided however, that this prohibition, subject to the agreement of seller contained in paragraph 4.1A, shall not apply to any information which, through no improper action of seller, is publicly available or generally known in the industry.

         C. To the extent necessary to satisfy the laws of any state, including the state of California, seller agrees that any geographical, temporal or other restriction set forth in this paragraph 4.1 can and should, if necessary, be judicially modified to the extent necessary to make it enforceable and enforced as modified.

         D. It is agreed between the parties that buyer would be irreparably damaged by reason of any violation of the provisions of this paragraph 4.1, and that any remedy at law for a breach of such provision would be inadequate. Buyer shall therefore be entitled to seek and obtain injunctive or other equitable relief (including, but not limited to, a temporary restraining order, a temporary injunction or a permanent injunction) against seller, seller's agents, assigns or successors of a breach or threatened breach of such provisions and without the necessity of proving actual monetary loss. It is expressly understood among the parties that this injunctive or other equitable relief shall not be the buyer's exclusive remedy for any breach of this paragraph 4.1 and subject to the provisions of Section 11, the buyer shall be entitled to seek any other relief or remedy which it may have by contract, statute, law or otherwise for any breach hereof, and it is agreed the buyer shall also be entitled to recover its attorneys' fees and costs in any successful action or suit against seller relating to any such breach.

         E. Seller warrants and represents that it: (i) is familiar with covenants not to compete; (ii) has discussed the provisions of the covenant not to compete contained herein with its attorney and has concluded that such provisions (including, without limitation, the right to equitable relief and the length of time and size of area provided for herein) are fair, reasonable, and just under the circumstances; and (iii) is fully aware of the obligations, limitations and liabilities included in the covenant not to compete contained in this agreement.

         4.2      Employees.

         A. Prior to the closing, buyer agrees to coordinate in advance with seller's chief executive officer as to all communications or contacts for any purpose with seller's employees. Buyer wishes to have the opportunity to have certain employees of buyer observe seller's manufacturing processes prior to the closing. Seller will allow buyer's employee's to have such access if so requested by buyer at such times and with such frequency, subject to such conditions and with regard to such operations and processes as seller and its employees may determine; provided, that the presence of buyer's employees do not, in the sole judgment and discretion of seller's chief executive officer, interfere with seller's employees or seller's normal business operations.

         B. Immediately preceding the closing, seller shall, at its sole expense and responsibility, terminate, effective as of the closing, employment of any employees of seller providing services in connection with the Dental Business upon receipt of written notice from buyer that buyer has made an offer of employment to such employees, which offer has been accepted. Seller shall have no obligation to terminate the employment of any other of Seller's employees. Buyer shall have no responsibility for any wages, benefits and other payments or obligations due or becoming due (including any benefits which have accrued, but which have not been paid) employees of seller or former employees arising out of their employment prior to the closing or the termination of their employment by seller including, without limitation, any liability for any injuries of such employees relating to any period prior to closing.

         Employment of the same persons by buyer shall not cause nor be deemed to cause buyer to assume or be responsible for any of such obligations or liabilities of seller. It is the intent of this paragraph to define the duties and obligations only as between the parties hereto. Accordingly, nothing contained herein shall be deemed to create any third party beneficiary rights to others.

         C. With respect to any person who accepts regular employment with buyer prior to the closing, during the five (5) year period following the closing Seller agrees not to directly or indirectly solicit the personal services of any such person, and during the one (1) year period following the closing Seller agrees not to hire, or otherwise directly or indirectly make use of the personal services of, any such person.

         D. Seller agrees to make available to buyer at seller's business premises those employees who worked in the Dental Business prior to the closing but remain as employees of seller, upon written request from buyer, on up to a full time basis for a six (6) month transition period after the closing. In addition, after the transition period, seller shall make available to buyer at either seller's premises or such other locations may be requested by buyer such employees of seller for one (1) year after the Closing Date, if reasonably requested by buyer from time to time in connection with buyer's conduct of the Dental Business; provided that such services to buyer shall not unreasonably interfere with seller's normal business operations. In the event of a conflict, the requirements of seller shall have priority over those of buyer.

         E. For any services rendered by seller's employees during the transition period or in the one year period after the closing, seller shall be reimbursed for all travel, lodging and other out-of-pocket expenses incurred by seller or its employees, and shall be paid for each of its employees providing services to buyer the product of the following: (number of hours spent by employee on services to buyer) x (employee's hourly rate of pay from seller) x (1.25) within thirty (30) days after the services have been provided. If any affected employees are compensated on a basis other than hourly, seller shall calculate an equivalent hourly rate of pay, assuming a 40-hour work week and a 52-week work year. Buyer acknowledges that seller is providing the services of its employees as an accommodation and agrees that seller and its employees shall have no liability with respect to any services rendered, and buyer further agrees to indemnify and hold harmless seller and its employees from any damages, costs, losses, liability or expense arising as a result of such accommodation.

         4.3      Risk of Loss.

         The risk of loss to any of the assets being purchased shall remain with seller until the closing. Buyer shall have the option to either cancel this Agreement without further obligation or to negotiate a pro rata reduction in the purchase price of the assets in the event of any material loss, destruction, or damage to the assets by reason of fire, other casualty, or other cause prior to such time.

         4.4      Time.

         Time is of the essence in connection with the performance of the covenants, agreements and obligations arising under this agreement.

         4.5      Use of Sunrise Name.

          Seller hereby grants buyer the right to use the name "Sunrise Technologies" and "Sunrise" (the "Sunrise names") as follows:

         A. Buyer may distribute any and all supplies of brochures and other marketing and promotional materials concerning the Dental Business, sell any item or items of inventory, containing the Sunrise names, and use any packaging materials containing the Sunrise names that exist as of the closing in the ordinary course of business, provided that buyer agrees to place a notice on the materials to the effect that buyer is now the owner of the Dental Business and will be selling, distributing, and warranting the products. The form of notice shall be approved in advance by Sunrise, which approval shall not be unreasonably withheld, and seller agrees to promptly review and respond to buyer's notice proposal.

         B. Buyer may use the "Sunrise" name for a period of one (1) year after the Closing Date in new marketing materials and advertising to indicate that the Dental Business products being sold by buyer were formerly manufactured, marketed and sold by seller. The form of use of the "Sunrise" name shall be approved in advance by Sunrise, which approval shall not be unreasonably withheld, and seller agrees to promptly review and respond to buyer's proposals for use.

         C. Buyer agrees to indemnify and hold harmless seller and seller's successors and assigns from and against any and all loss and expense (as those terms are defined in paragraph 11.1, below) in connection with or arising from any claim relating to the use of the Sunrise names.

         4.6      Access to Records.

         Subject to Section 1.2B, Buyer acknowledges that buyer will receive, and seller agrees to deliver to buyer at the closing all documents, books, papers, files and other records or data relating to the operation of the Dental Business, and Seller shall not be obligated to retain any of such materials except as required by law or as is reasonably prudent for tax and SEC requirements. For a period of six (6) years following the closing date seller shall make available to buyer or buyer's representatives and official designees, during normal business hours for any proper purpose, such books, papers, files or other records or data of or relating to the operation of the business of the Dental Business of seller prior to the closing date as seller may have in its possession or under its control, if any, and permit buyer to make copies and extracts therefrom at buyer's expense. For a period of six (6) years after the closing date, seller agrees not to dispose of all or part of such records or data in its possession without giving buyer less than forty-five (45) days' advance written notice of seller's intention to make such disposal.

         4.7      Lease of Premises.

         Seller holds a lease for the premises from which seller operates (the "premises") through January 31, 1998 for approximately 25,000 sq. ft. From the Closing Date, through such period of time as buyer may have equipment or materials located at the premises, or any employees working for buyer from the premises, the base rent and the additional rent payable to the landlord under the lease shall be allocated as follows: seller shall be responsible for base rent and additional rent for 8,000 sq. ft., buyer shall be responsible for base rent and additional rent for 12,000 sq. ft., and seller and buyer shall share equally base rent and additional rent for the remaining portion of the premises. As of the first day of the month following buyer's vacation of the premises, seller shall be responsible for base rent and additional rent for 8,000 sq. ft., and seller and buyer shall share equally base rent and additional rent for the remaining portion of the premises until such time as the lease is terminated or assigned, provided that buyer shall not be responsible for any share of the cost of utilities paid directly by the tenant provided to the premises after buyer has vacated the premises. Seller and buyer shall use their respective best efforts (without the expenditure of money) to find a new tenant for the premises for any time period after buyer has given seller notice that it intends to vacate the premises. Any amount received from any subtenant(s) shall be applied on a pro-rata basis to reduce the obligations of the parties under this paragraph. Seller has obtained the consent of the landlord to buyer's use of the premises as described in this Section.

         4.8 Insurance Coverage After Closing. Seller agrees to maintain, for a period of five (5) years after the closing, the products liability insurance coverage in existence at the time of execution of this agreement, or substantially similar coverage, and to name buyer as an additional insured under said insurance coverage. Seller agrees to give buyer at least 60 days' advance notice of a decision to terminate said insurance coverage, and shall instruct the insurance carrier to provide buyer at least 30 days' advance notice of a cancellation or lapse of said coverage. Said insurance coverage shall provide for the option to purchase at least 5 years of extended reporting ("tail coverage"). As additional insured, buyer shall be entitled to purchase, and seller hereby expressly authorizes buyer to so acquire if seller does not purchase, the tail coverage at any time said tail coverage may be purchased. If buyer exercises the option to purchase the tail coverage, buyer shall be responsible for the premium cost of the tail coverage for any period beyond the above-referenced 5 year period, and seller agrees to pay the premium cost of the tail coverage for the portion of the tail coverage that applies to said 5 year period.

                                    ARTICLE 5

                                   THE CLOSING

         5.1      Closing Date.

         The closing of the purchase and sale of the assets (the "closing") shall be consummated at 10:00 A.M., local time, at the seller's principal place of business, on or before the later of (i) thirty (30) days after the effective date of this agreement or (ii) three (3) business days after receipt of approval of the sale by seller's shareholders as required by paragraph 10.4, hereof, or at such other time and place or on such other date as may be agreed upon by seller and buyer in writing (the "closing date"), but in no event later than May 15, 1997. Possession of the assets shall be transferred to buyer as of 12:01 a.m. on the date of closing.

         5.2      Closing Date Deliveries.

         A. Subject to satisfaction or waiver of the conditions set forth herein, on the closing date seller shall deliver to buyer (i) duly executed instruments of transfer and assignment in form and substance reasonably satisfactory to buyer sufficient to vest in buyer good and valid title to all of seller's right, title and interest in and to the assets, (ii) such other documents as reasonably may be necessary to enable buyer to deal with, utilize, sell and/or collect on the assets which are the subject of this Agreement, (iii) originals or copies, as appropriate, of the materials reviewed by buyer in buyer's due diligence inspections, and (iv) each of the other instruments and documents required to be delivered by seller hereunder.

         B. Subject to satisfaction or waiver of the conditions set forth herein, on the closing date buyer shall deliver to seller (i) the $250,000 deposit held in escrow by certified check or by wire transfer of immediately available funds from the escrow company and $3,750,000 by wire transfer of immediately available funds, together constituting the cash portion, (ii) buyer's duly executed promissory note as described in paragraph 2.2, (iii) buyer's duly executed Security Agreement and Deed of Trust as described in paragraph 2.2, and (iv) each of the other instruments and documents required to be delivered by buyer hereunder.

         5.3 Prorations. All state and local real and personal property taxes, rent, utilities and telephone services, and any other ongoing services utilized by the seller in the Dental Business and specifically assumed in writing by buyer, if any, shall be prorated between seller and buyer as of the date of closing. Buyer will not be responsible for any business, occupation, withholding, or similar tax, or for any taxes of any kind related to any period before the closing date. Any and all sales taxes arising because of the sale of tangible property pursuant to this Agreement shall be paid by the seller. Seller shall pay all fees associated with the transfer of the ADL licenses to use patents.

                                    ARTICLE 6

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         As an inducement to buyer to enter into this agreement and to consummate the transactions contemplated hereby, seller hereby represents and warrants to buyer and agrees as follows:

         6.1      Organization of Seller.

         Seller is a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware, is qualified to do business in and in good standing under the laws of the state of California, and neither the nature of its properties nor the conduct of its business requires seller to be qualified to transact business as a foreign corporation in any other state or jurisdiction in which the failure to be so qualified and in good standing would be materially adverse to the seller.

         6.2      Corporate Power.

         The seller has full power and authority to own or lease and operate its properties and to conduct its business as now being conducted.

         6.3      Authority of the Seller.

         A. The seller has full power and authority to execute and deliver this agreement and each of the agreements and instruments contemplated hereby to be executed and delivered by seller and to perform all acts which are necessary or desirable to be performed by it to carry out the terms, conditions and provisions thereof.

         B. Subject to obtaining the consent described in Section 10.4C, the execution, delivery and performance of this agreement and each of the agreements and instruments contemplated hereby to be executed and delivered by seller have been duly authorized and approved by all necessary corporate action of the seller and no further corporate action on the part of the seller is necessary to authorize such execution, delivery and performance. Subject to obtaining the consent described in Section 10.4C, this agreement has been duly executed and delivered by seller and constitutes, and each of the agreements and instruments contemplated hereby to be executed and delivered by the seller will when duly executed and delivered constitute, the legal, valid and binding obligation of the seller, enforceable against the seller in accordance with its terms, subject only (i) to applicable bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and (ii) to general principles of equity.

         C. Upon acquiring the consents identified herein, neither the execution and delivery by seller of this agreement nor the execution and delivery by seller of any of the other agreements or instruments contemplated hereby to be executed and delivered by the seller nor the consummation of any of the transactions contemplated hereby or thereby nor compliance by seller with or fulfillment of the terms, conditions and provisions hereof or thereof will (i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default under, the charter or bylaws of seller, any note, agreement, conditional sales contract, indenture, mortgage, deed of trust, guarantee, lease, license, permit, judgment, order, or other material agreement, commitment or arrangement to which seller is a party or to which seller or seller's assets or any real property owned or leased by seller are bound or affected and which is material to the business and properties of the Dental Business, or any law, statute, rule or regulation to which seller is subject, or (ii) require the approval, consent, authorization of exemption by, or filing with any person not a party to this Agreement or any court, governmental authority or regulatory or self-regulatory body.

         6.4      Financial Statements.

         Schedule 6.4 hereto contains the audited statement of financial condition of the seller as of December 31, 1996 (such statement of financial condition being herein called the "Seller's Audited Balance Sheet") and the related statements of retained earnings, operations and cash flows for the twelve month period then ended, together with appropriate notes to such financial statements, certified by Ernst & Young, Certified Public Accountants. Such statements of financial condition, retained earnings, operation and cash flows (and the Closing Unaudited Financial Statement described in paragraph 8.5 and its related statements of retained earnings, operations and cash flows) have been prepared in conformity with generally accepted accounting principles consistently applied (including, without limitation, provision for deferred tax liability, and except for the absence of notes to the Closing Unaudited Financial Statements and subject to normal year-end adjustments which are not material) and present fairly the financial position of the company and the Dental Business, respectively, and the results of operations as of their respective dates and for the respective periods covered thereby.

         6.5      Absence of Changes.

         Except as disclosed in Schedule 6.5, since December 31, 1996:

         A. There has not been any material adverse change in the assets, properties, liabilities, business or condition (financial or otherwise) of the Dental Business and no fact or condition exists or is contemplated or threatened which might reasonably be expected to cause such a change in the future.

         B. The seller has conducted the business of the Dental Business only in the usual, regular and ordinary course and consistent with past practice. Without limiting the generality of the foregoing, since December 31, 1996, except as contemplated by this agreement the seller has not (i) sold, leased, transferred or otherwise disposed of or mortgaged, pledged, or imposed or suffered to be imposed any lien on any of the assets of the Dental Business reflected on the Seller's Audited Balance Sheet or any assets of the Dental Business acquired by the seller after December 31, 1996, other than property sold or otherwise disposed of for fair value in the ordinary course of the seller's business consistent with past practice; (ii) canceled or agreed to cancel any debts owed to or claims held by the seller associated with the business of the Dental Business other than in the ordinary course of the seller's business consistent with past practice; (iii) entered into any material contract or other agreement or any amendment or termination thereof with respect to the Dental Business; (iv) made any change in the accounting policies, methods or practices followed by the seller with respect to the Dental Business; or (v) entered into or become committed to enter into any other transaction concerning the business of the Dental Business except in the ordinary course of business.

         6.6      Absence of Undisclosed Liabilities.

         The seller is not subject to any liability with respect to or in any manner affecting the Dental

Business whether absolute, contingent, accrued or otherwise, which is not shown or which is in excess of the amount shown or reserved for in the Seller's Audited Balance Sheet, other than liabilities of the same nature and scope as those which are set forth or reserved for in the Seller's Audited Balance Sheet and the notes thereto incurred in the ordinary course of business after the date of the Seller's Audited Balance.

         6.7      Tax Returns.

         Except as disclosed in Schedule 6.7, seller has filed all federal, state and local income, excise, withholding, payroll, property, sales, use, franchise and other tax returns required to be prepared or filed by or on behalf of the seller in accordance with applicable law, and has paid all taxes, interest, assessments, deficiencies and penalties due and payable to any taxing authority. Except as disclosed in Schedule 6.7, there are no current audits pending and no current disputes as to seller's liability for taxes of any nature. All federal, state and local income, excise, withholding, payroll, property, sales, use, franchise and other tax returns required to be filed by or on behalf of the seller on or prior to the closing date will be true, correct and complete and duly and timely filed in accordance with applicable law.

         6.8      Assets.

         The listing of assets in paragraph 1.1 and in the exhibits described therein is a complete and accurate list of seller's assets being sold hereunder. The assets constitute all the assets necessary or appropriate to conduct the Dental Business as conducted by seller as of the date of execution of this agreement and are, to the best knowledge of seller, in good condition and repair (subject to normal wear and tear) and are suitable for the uses for which intended. To the best knowledge of seller, all such assets and their uses conform in all material respects to all applicable laws, regulations, rules, ordinances, codes, licenses, franchises and permits (including, without limitation, building, zoning, environmental and occupational safety and health requirements), and no written notice of any violation of any of such matters relating to such assets and their use has been received by the seller.

         6.9      Title to Assets; Condition.

         A. Seller has, and will have at the closing, good, valid and indefeasible title to all the assets. All the assets are free and clear of restrictions on or conditions to transfer or assignment and are free and clear, or will be free and clear at the closing, of mortgages, liens, pledges, charges, encumbrances, claims and other covenants, conditions or restrictions. Seller is not a party to, and the assets are not bound by, any agreement that is materially adverse to the assets. There are no liabilities or obligations with respect to the assets, either accrued, absolute, direct, contingent or otherwise, which would affect the value of the assets. Except for the licenses described on Exhibit 1.1D, none of the assets is leased or subject to any other agreement or right inconsistent with full ownership of the assets.

         B. Except as described on Schedule 6.9B, to the knowledge of seller, subject to the reserve for obsolescence shown on seller's Audited Balance Sheet, the inventories of the seller consist of merchandise of a quality and quantity usable and saleable in the ordinary course of the conduct of the Dental Business and are valued at the lower of cost (on a FIFO basis) or market in accordance with generally accepted accounting principles consistently applied. The term "saleable" shall include use of inventory to perform warranty or non-warranty service or repair of products sold by seller in the conduct of the Dental Business, whether or not seller receives additional consideration for the service or repair.

         C. The customer accounts receivable of the seller have arisen from bona fide transactions in the ordinary course of business of the Dental Business.

         D. EXCEPT AS SET FORTH IN THIS AGREEMENT, THERE ARE NO OTHER WARRANTIES OF SELLER, EXPRESS OR IMPLIED, WITH RESPECT TO THE ASSETS OR INVENTORIES.

         6.10     Litigation.

         A. The seller has complied in all material respects with all laws, regulations, rules or ordinances of, and with all judgments, writs, decrees, injunctions or orders of, any foreign, federal, state, county, municipal or other government or governmental department, commission, board, bureau, agency or instrumentality which are applicable to the Dental Business or the assets, except for such failures to comply as in the aggregate would not have a material adverse effect on the seller.

         B. Except for workers compensation claims, there are no lawsuits, actions, claims, suits, proceedings or investigations, legal, equitable, administrative, through arbitration or otherwise, pending or, to the best knowledge of seller, threatened against seller, its officers or directors or affecting the assets or operations of seller's Dental Business, and (ii) there is no action, suit or proceeding pending or, to the best knowledge of seller, threatened against seller which questions the legality or propriety of the transactions contemplated by this agreement or the agreements contemplated hereby.

         6.11     Permits.

         A. The seller owns, holds or possesses all material governmental, regulatory, and/or private licenses, registrations, franchises, permits, privileges, immunities, approvals and other authorizations which are necessary to entitle it to own or lease, operate and use its properties and assets related to the Dental Business and to carry on and conduct its Dental Business as currently conducted (herein collectively called "Permits"). Schedule 6.11 hereto sets forth a list and brief description of each Permit owned, held or possessed by the seller and used in the Dental Business. Seller is not aware of any non-material licenses, permits, or other authorizations that are needed to carry on and conduct the Dental Business.

         B. Seller has delivered, or will deliver prior to closing, to buyer complete and correct copies of all Permits owned, held or possessed by the seller and used in the Dental Business. The seller has fulfilled and performed its obligations under each of the Permits which, if failed to be performed, could have a material adverse effect on the seller. No written notice of cancellation, of default or of any dispute concerning, any such Permit has been received by the seller, or is known to seller. Except as set forth on Schedule 6.11, each of the Permits owned, held or possessed by the seller will continue in full force and effect after the consummation of the transactions contemplated by this agreement and will accrue to the benefit of and be owned, held or possessed by buyer without (i) the occurrence of any breach, default or forfeiture of rights thereunder, (ii) the consent, approval, or act of, or the making of any filing with, any governmental body, regulatory commission or other party, or (iii) the payment of any transfer or consent fee.

         6.12     Environmental Matters.

         A. The seller does not own any real property. Schedule 6.12A sets forth a list and brief description of each lease or other agreement (including a description of premises and its rental term and location) under which the seller is lessee of, or holds or operates or has an interest in, any real property not owned by the seller that is used in the operation of the Dental Business. The seller has the right to quiet enjoyment of all such real property described in such Schedule for the full term of each such lease or similar agreement (and any related renewal option relating thereto). To the best knowledge of seller, neither the whole nor any part of any real property owned, leased, used or occupied by the seller is subject to any suit for condemnation or other taking by any public authority, and no such condemnation or other taking is threatened or, to the best knowledge of seller, contemplated.

         B.  The  seller  is   operating   in  material   compliance   with  all
environmental Permits and seller has not received any notice from any governmental or regulatory authority of violation of any environmental, health or safety laws or environmental Permits.

         C. To the best knowledge of seller, neither the real property identified on Schedule 6.12A nor any other real property now or previously owned, leased, used or occupied by seller is the subject of any investigation by any governmental or regulatory authority evaluating whether any remedial action is needed to respond to a release of any hazardous or toxic substance or waste, including but not limited to medical or biological wastes, petroleum or petroleum-based substance or waste, onto, at or beneath the real property.

         D. Schedule 6.12D lists any materials known to seller that are located at the seller's premises that might be considered, under applicable law, a hazardous or toxic substance or waste. Except as disclosed on Schedule 6.12D, there is not now, nor was there at any time during the seller's tenure on any real property owned or leased by the seller:

                  1. Any treatment, storage, recycling or disposal of any hazardous waste requiring a permit under 40 C.F.R. Part 264 or 256, or any state equivalent;

                  2. Any underground storage tanks used for the seller's operations or liability for which is assumed under the applicable lease executed by the seller;

                  3. Any  asbestos-containing  building or insulating materials;
or

                  4. Any seller-owned or operated electrical transformers or other equipment containing polychlorinated biphenyls.

         6.13     Employees and Related Agreements; ERISA.

         A. Except as set forth in Schedule 6.13A, with respect to the Dental Business, the seller is not a party to or subject to or bound by any written or, to the best knowledge of seller, oral: (i) employee collective bargaining agreement, employment agreement, consulting, advisory, agency, or service agreement, deferred compensation agreement, confidentiality agreement or covenant not to compete; (ii) employees, pension, profit-sharing, stock option, bonus, incentive, stock purchase, welfare, life insurance, hospital or medical benefit plan or any other employee benefit agreement or plan; or (iii) any contract or agreement with any officer, director or employee of the seller (other than employment agreements).

         B. Seller has heretofore delivered to buyer a list of all employees and commissioned salespersons of the seller providing any services in connection with the business of the Dental Business, which is current as of March 1, 1997, setting forth the total annual compensation (salary and other benefits) payable as of such date to each of such employees or commissioned salespersons.

         6.14     Contracts.

         A. Except as set forth in Schedule 6.14, the seller, in connection with the operation of the

Dental Business, is not a party to or bound by, and the assets are not subject to: (i) any sales, agency, royalty, commission or franchise agreement; (ii) any letter of credit or guarantee of the obligations of others; (iii) any loan agreement or other instrument relating to indebtedness of the seller or any instrument or arrangement creating liens on any property of the seller; (iv) any contract, agreement, commitment, arrangement or understanding not elsewhere specifically disclosed pursuant to this agreement involving the payment or receipt by the seller of more than $10,000 per year or $25,000 over the term thereof; other than purchase orders or agreements for the purchase of inventory, supplies or equipment entered into in the ordinary course of business described on Exhibit 1.1C or (v) any other contract, agreement or commitment, written or, to the best knowledge of seller, oral, which is material to the seller or the business of the Dental Business that is not terminable on no more than 30 days notice and involves at least $2,000, whether or not made in the ordinary course of business.

         B. Except as set forth in Schedule 6.14, each of the contracts, agreements and commitments listed in any schedule hereto to which the seller is a party and which buyer has agreed to assume as set forth on Exhibit 3.3 hereto (collectively the "Contracts") constitutes a valid and binding obligation of the seller and, to the best knowledge of seller, the other parties thereto and is in full force and effect and will continue in full force and effect to the exclusive benefit of buyer following the consummation of the transactions contemplated by this agreement and the agreements contemplated hereby, and in each case without (i) breaching the terms thereof or resulting in the forfeiture or impairment of any material rights thereunder, or (ii) the approval, consent or act of any other party, or any foreign, federal, state or local court, governmental authority or regulatory body. The seller has performed in all material respects its obligations under each of the Contracts which, if failed to be performed, could have a material adverse effect on the seller, and, to the best knowledge of seller, no other party to any of the Contracts has materially breached or defaulted thereunder. Complete and correct copies of each of the Contracts have heretofore been delivered to buyer by seller.

         C. Seller has disclosed to buyer all material contracts, agreements, arrangements or understandings known to seller that are necessary to the operation of the Dental Business in the manner in which it has been conducted by seller.

         6.15     Insurance and Claims.

         A. Schedule 6.15A sets forth a list and brief description (including nature of coverage, deductibles, premiums) of all policies of insurance maintained, owned or held by the seller on the date hereof with respect to its properties, operations, assets, business, employees or otherwise related to the Dental Business. Seller shall keep such insurance or comparable insurance in full force and effect through the closing date. The seller has complied with each of such insurance policies in all material respects and has not failed to give any notice or present any claim thereunder in a due and timely manner which failure could have a material adverse effect on the Dental Business.

         B. There have been no claims for products liability damages or injuries made with respect to products sold by the Dental Business since October 12, 1994 and, to the best knowledge of seller, from its inception through October 12, 1994. For purposes of this paragraph, the term "claim" shall include claims that have been made to seller or seller's agents or insurance carriers either in writing or, to the best knowledge of seller, orally, as well as claims that seller is aware might or could be made.

         6.16     Trademarks, Patents, Etc.

         Seller does not hold any patents nor has it filed any patent applications in connection with the operation of the Dental Business except as described in Exhibit 1.1D. All trademarks, trade names, service marks, copyrights, inventions, patent applications, software, firmware, formulas, knowhow, confidential proprietary technical information and trade secrets (the "intellectual property") owned by the seller and used in the Dental Business, all registered names under which the seller is doing business in the Dental Business, and all licenses, agreements or arrangements, undertakings or commitments, written or, to the best knowledge of seller, oral, under which the seller has the right to use any of the foregoing, and any patents or patent rights used, in connection with the operation of the Dental Business are briefly described in Exhibit 1.1D, and are valid, binding and enforceable in accordance with their terms. Except for the settled litigation with ADL, no claims have been made or, to the best knowledge of seller, threatened, and no proceedings have been instituted or are pending or, to the best knowledge of seller, threatened against seller which challenge the validity of the ownership or use by the seller as part of the business of the Dental Business of any such intellectual property or rights. Except as described in Exhibit 1.1D, Seller has not licensed anyone to use any of the foregoing or any other of its proprietary rights or intellectual property that are used in the business of the Dental Business, seller has no knowledge of the infringing use of any of such trademarks, trade names, service marks, copyrights, patents or patent rights, or other proprietary rights by any other person, and seller has no knowledge that seller's use of seller's proprietary rights and intellectual property or sale of Dental Division products either violates any patent, trademark or other rights of any other person or infringes upon the intellectual rights of any other person.

         6.17     Disclosure.

         None of the representations or warranties made by seller in this Agreement, none of the information relating to seller contained in the schedules hereto, and none of the other information provided by seller's president or documents, certificates, schedules or memoranda furnished by seller or any of its representatives to buyer or any of its representatives in connection with this Agreement or with the transaction herein contemplated is false or misleading in any material respect, contains any untrue statement of material fact or omits any material facts required to be stated to make the statement therein, taken as a whole, not misleading. To the best knowledge of seller, there is no material fact which adversely affects the properties, business or prospects of the Dental Business of seller in any material respect which has not been set forth or referred to in this agreement or the schedules to this agreement.

         6.18     Finder.

         Seller has not paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this agreement.

         6.19     Knowledge.

         When used in this Article 6, "knowledge" or "known" means information actually known by any of the following: David W. Light, Cathy Caserza, Clara R. Munley, Joseph W. Shaffer and C. Russell Trenary.

                                    ARTICLE 7

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         As an inducement to seller to enter into this agreement and to consummate the transactions contemplated hereby, buyer hereby represents and warrants to seller and agrees as follows:

         7.1      Organization of Buyer.

         Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the state of California and neither the nature of its properties nor the conduct of its business requires buyer to be qualified to transact business as a foreign corporation in any other state or jurisdiction in which the failure to be so qualified and in good standing would be materially adverse to the buyer.

         7.2      Corporate Power.

         The buyer has full power and authority to own or lease and operate its properties and to conduct its business as now being conducted.

         7.3      Authority of the Buyer.

         A. The buyer has full power and authority to execute and deliver this agreement and each of the agreements and instruments contemplated hereby to be executed and delivered by buyer and to perform all acts which are necessary or desirable to be performed by it to carry out the terms, conditions and provisions thereof.

         B. The execution, delivery and performance of this agreement and each of the agreements and instruments contemplated hereby to be executed and delivered by buyer have been duly authorized and approved by all necessary corporate action of the buyer and no further corporate action on the part of the buyer is necessary to authorize such execution, delivery and performance. This agreement has been duly executed and delivered by buyer and constitutes, and each of the agreements and instruments contemplated hereby to be executed and delivered by the buyer will when duly executed and delivered constitute, the legal, valid and binding obligation of the buyer, enforceable against the buyer in accordance with its terms, subject only (i) to applicable bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and (ii) to general principles of equity.

         C. Upon acquiring the consents identified herein, neither the execution and delivery of this agreement nor the execution and delivery by buyer of any of the other agreements or instruments contemplated hereby to be executed and delivered by the buyer nor the consummation of any of the transactions contemplated hereby or thereby nor compliance by buyer with or fulfillment of the terms, conditions and provisions hereof or thereof will, (i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default under, the charter or bylaws of buyer, any note, agreement, conditional sales contract, indenture, mortgage, deed of trust, guarantee, lease, license, permit, judgment, order, or other material agreement, commitment or arrangement to which buyer is a party or to which buyer or buyer's assets or any real property owned or leased by buyer are bound or affected and which is material to the business and properties of the buyer, or any law, statute, rule or regulation to which buyer is subject, or (ii) require the approval, consent, authorization of exemption by, or filing with any person not a party to this Agreement or any court, governmental authority or regulatory or self-regulatory body.

         7.4      Financial Statements.

         Schedule 7.4 hereto contains the unaudited statement of financial condition of the buyer as of October 31, 1996 (such statement of financial condition being herein called the "Buyer's 1996 Balance Sheet") and the related statements of retained earnings, operations and cash flows for the twelve month period then ended, together with appropriate notes to such financial statements, reviewed by Matson & Isom Accountancy Corporation, Certified Public Accountants.
Schedule  7.4 also  contains the  internally
generated unaudited statement of financial condition of buyer as of December 31, 1996 (such statement of financial condition being herein called the "Buyer's Unaudited Balance Sheet") and the related statements of retained earnings, operations and cash flows for the two month period then ended. Such statements of financial condition, retained earnings, operation and cash flows have been prepared in conformity with generally accepted accounting principles consistently applied (except for the absence of notes thereto and subject to normal year-end adjustments which are not material) and present fairly the financial position of the buyer, and the results of operations as of their respective dates and for the respective periods covered thereby.

         7.5      Absence of Changes.

         Since the date of the Buyer's Unaudited Balance Sheet:

         A. There has not been any material adverse change in the assets, properties, liabilities, business or condition (financial or otherwise) of buyer and no fact or condition exists or is contemplated or threatened which might reasonably be expected to cause such a change in the future.

         B. The buyer has conducted buyer's business only in the usual, regular and ordinary course and consistent with past practice. Without limiting the generality of the foregoing, since the date of the Buyer's Unaudited Balance Sheet, except as contemplated by this agreement the buyer has not (i) sold, leased, transferred or otherwise disposed of or mortgaged, pledged, or imposed or suffered to be imposed any lien on any of the assets reflected on the Buyer's Unaudited Balance Sheet or any of buyer's assets after the date of the Buyer's Unaudited Balance Sheet, other than property sold or otherwise disposed of for fair value in the ordinary course of the buyer's business consistent with past practice; (ii) canceled or agreed to cancel any debts owed to or claims held by the buyer associated with buyer's business other than in the ordinary course of the buyer's business consistent with past practice; (iii) entered into any material contract or other agreement or any amendment or termination thereof;
(iv) made any change in the accounting policies, methods or practices followed by the buyer; or (v) entered into or become committed to enter into any other transaction concerning buyer's business except in the ordinary course of business.

         7.6      Absence of Undisclosed Liabilities.

         The buyer is not subject to any liability, whether absolute, contingent, accrued or otherwise, which is not shown or which is in excess of the amount shown or reserved for in the Buyer's 1996 Balance Sheet or the Buyer's Unaudited Balance Sheet, other than liabilities of the same nature and scope as those which are set forth or reserved for in the Buyer's 1996 Balance Sheet and the notes thereto or the Buyer's Unaudited Balance Sheet incurred in the ordinary course of business after the dates of the Buyer's 1996 Balance Sheet and the Buyer's Unaudited Balance Sheet, respectively.

         7.7      Litigation.

         A. The buyer has compiled in all material respects with all laws, regulations, rules or ordinances of, and with all judgments, writs, decrees, injunctions or orders of, any foreign, federal, state, county, municipal or other government or governmental department, commission, board, bureau, agency or instrumentality which are applicable to it or its properties, operations or business except for such failures to comply as in the aggregate would not have a material adverse effect on the buyer.

         B. Except as set forth on Schedule 7.7, (i) there are no lawsuits, actions, claims, suits, proceedings or investigations, legal, equitable, administrative, through arbitration or otherwise, pending or, to the best knowledge of buyer, threatened against buyer, its officers or directors or affecting the properties, operations or business of the buyer, and
(ii) there is no action, suit or proceeding pending or, to the best knowledge of buyer, threatened against buyer which questions the legality or propriety of the transactions contemplated by this agreement or the agreements contemplated hereby.

         7.8      Finder.

         Except for a letter agreement with Robert Oliver, buyer has not paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this agreement.

         7.9      Disclosure.

         None of the representations or warranties made by buyer in this Agreement, none of the information relating to buyer contained in the schedules hereto, and none of the other information provided by buyer's president or documents, certificates, schedules or memoranda furnished by buyer or any if its representatives to seller or any if its representatives in connection with this Agreement or with the transaction herein contemplated is false or misleading in any material respect, contains any untrue statement of material fact or omits any material facts required to be stated to make the statement therein, taken as a whole, not misleading. To the best knowledge of buyer, there is no material fact which adversely affects the properties, business or prospects of the business of buyer in any material respect which has not been set forth or referred to in this agreement or the schedules to this agreement.

         7.10     Knowledge.

         When used in this Article 7, "knowledge" or "known" means information actually known by Craig Lares.

                                    ARTICLE 8

                        ACTIONS PRIOR TO THE CLOSING DATE

         The parties hereto hereby covenant and agree to take the following actions between the date hereof and the closing date:

         8.1      Access to the Seller and Buyer.

         Seller agrees to cooperate with the buyer and buyer agrees to cooperate with seller in the performance of a legal, business and financial due diligence audit. The parties agree to grant to each other and their authorized representatives (including without limitation its independent public accountants, attorneys and bank representatives) access during normal business hours to and the right to inspect and copy the books and records of the parties and to consult with the directors, officers, employees, attorneys, auditors and accountants of the parties concerning customary due diligence matters. Such inspections may include, for example, review of books and records of account, tax records, records of corporation proceedings, contracts, trademarks, governmental consents, and other business activities and matters relating to the transactions contemplated by this agreement. The parties agree to provide such information and copies of documents as may be reasonably requested by the parties in connection with the audit. All confidential information acquired by the other party pursuant to this paragraph shall be held in the strictest of confidence by the other party and shall not be revealed or disclosed to any third party or parties except as may be required by law. Any such investigation shall be conducted in such a manner as not to interfere unduly with the business or operations of the other party.

         8.2      Preserve Accuracy of Representations and Warranties.

         Each of the seller and the buyer shall refrain from taking any action which would render any representation or warranty contained in Article 6 or 7 of this agreement inaccurate as of the closing date. Seller and buyer agree to promptly notify the other of such representation or warranty becoming untrue.

         8.3      Operations Prior to the Closing Date.

         Except as contemplated by this agreement, seller and buyer shall operate and carry on their respective businesses in the usual, regular and ordinary manner, substantially as presently operated and with a view to the maintenance and preservation of the assets and going concern value existing as of the date hereof. Consistent with the foregoing, except as contemplated by this agreement or with the prior written consent of the other party, each party (as to seller, with respect to the Dental Business) agrees not to: (i) change, alter or make any employment contracts or arrangements with any management personnel; (ii) create, assume, or acquire property subject to any lien, mortgage or other encumbrance except in the ordinary course of business; (iii) compromise any debt or claim except for adjustments made with respect to contracts for the purchase of supplies and materials or for the sale of products in the ordinary course of business, which in the aggregate are not material;
(iv) other than in the ordinary course of business, enter into any transaction, incur any indebtedness or other obligation, or, without the prior written consent of the other party, sell any assets; (v) alter, amend or enter into any licensing or other contractual arrangement with respect to intellectual property; (vi) make any material changes in its existing business practices affecting the amount of inventory in the Dental Business, including but not limited to changes, whether or not material, to historical terms of sales of inventory; or (vii) make any other material change in the business or operation of the Dental Business or enter into any material agreement. Buyer agrees not to unreasonably withhold approval of non-cancelable agreements with a term less than one year, and normal purchase orders for materials, supplies, etc., shall not require buyer's approval. Seller shall be entitled to continue to distribute and sell inventory in the ordinary course of business, subject to the provisions of paragraph 9.5, below, concerning the book value of seller's inventory on the closing date. Seller agrees to replace, consistent with past practice, any products consigned to its sales personnel that are sold by said sales personnel in the ordinary course of business. Seller agrees that segregation of inventory to seller's ophthalmic business has been completed, and no additional inventory will be transferred to the seller's ophthalmic business.

         8.4      Satisfaction of Conditions.

         Seller shall use its best efforts to cause the conditions set forth in paragraphs 9.3, 9.4, 9.5, 9.6, 9.8, and 9.10 to be satisfied as soon as possible and buyer agrees to use its best efforts to cause the conditions set forth in paragraphs 10.3, 10.4, 10.5, 10.6, and 10.7 to be satisfied as soon as possible.

         8.5      Subsequent Financial Statements.

         Prior to the closing, seller (with respect to the Dental Business) and buyer shall deliver to each other, not later than twenty-five (25) days after the end of each monthly period and in the form customarily prepared by each party, each party's internally generated statement of financial condition as of the last day of the previous month and the related statement of retained earnings, operations and cash flows for the monthly period then ended and for the period from the beginning of the fiscal year to the end of such monthly period (the "additional unaudited financial statements"). Seller agrees to deliver to buyer prior to the closing an additional unaudited financial statement (the "Closing Unaudited Financial Statement") as of a date not more than thirty (30) days prior to the closing date, which statement shall also be certified as to its accuracy and completeness by the chief executive officer and the chief financial officer of seller.

         8.6      Maintenance of Insurance.

         Seller agrees to continue to carry all existing insurance on the business and operations of the Dental Business, and the assets and properties covered by this Agreement to the date of closing, subject to variations in amounts resulting from the ordinary operations of the Dental Business.

         8.7      Consents to Assignments of Agreements.

         Seller agrees to use seller's best efforts (without the payment of money unless required by the terms of the Contract) to obtain promptly the consent to the transfer of the assets to buyer under any Contract listed in
Exhibit 3.3 requiring the consent of any party to effectuate such transfer.

         8.8      Regulatory Consents.

         Seller shall use seller's best efforts (without the payment of any transfer or consent fee) to obtain promptly the consent to the transfer of the assets to buyer under each material permit held by seller requiring the consent of the issuer of the permit to effectuate such transfer.

         8.9      Acquisition Financing.

         Buyer shall use its best efforts to finalize financing in the amount of not more than $4,000,000 from Bank of America NT&SA (the "bank") and Joseph P. Lares on terms and conditions acceptable to buyer, which financing is necessary for buyer to close the purchase, as soon as possible after the execution of this agreement, and agrees to use its best efforts to finalize the financing from the bank and Joseph P. Lares on or before April 4, 1997, in order to facilitate seller's plan to hold its shareholders meeting on April 30, 1997, but without any adverse consequences whatsoever should said April 4 date not be accomplished.

                                    ARTICLE 9

                   CONDITIONS PRECEDENT TO OBLIGATION OF BUYER

         The obligations of buyer to be performed under this agreement on the closing date shall, at the sole option of buyer, be subject to the satisfaction, on or prior to the closing date, of the following conditions in all material respects:

         9.1 No Misrepresentation or Breach of Covenants, Representations and Warranties.

         There shall have been no breach by seller in the performance of any of seller's covenants and agreements contained in this agreement and seller shall have performed all obligations required to be performed by seller under this agreement prior to or on the closing date; each of the representations and warranties of seller contained in this agreement, other than the representations contained in paragraphs 6.1, 6.5A, 6.8, 6.9, 6.10A, 6.11, 6.12, 6.14, 6.15, and
6.17, shall be true and correct in all material respects on the closing date as though made on the closing date, and each of the representations and warranties of seller contained in paragraphs 6.1, 6.5A, 6.8, 6.9, 6.10A, 6.11, 6.12, 6.14, 6.15, and
6.17 shall be true and correct in all respects on the closing date as though made on the closing date; and there shall have been delivered to buyer a certificate to such effect, dated the closing date, signed by the chief executive officer of seller.

         9.2      Opinion of Counsel for Seller.

         Buyer shall have received from Thelen, Marrin, Johnson & Bridges LLP, as counsel for seller, an opinion, dated the closing date, in form and substance reasonably satisfactory to buyer and its counsel.

         9.3      Corporate Action.

         Seller shall have taken all corporate action necessary to execute and deliver all papers and documents and to do and perform all acts which are necessary or desirable to carry out the terms, conditions and provisions of this agreement and the agreements contemplated hereby, including the requisite approval of the Board of Directors of seller, and the approval of a majority of the shareholders of seller, and seller shall furnish buyer with certified copies of resolutions adopted by the Board of Directors of seller, in form and substance reasonably satisfactory to counsel for buyer, in connection with such action.

         9.4      Approvals.

         A. All governmental, regulatory and self-regulatory approvals, actions, consents, authorizations, declarations, filings, registrations and waiting periods which are necessary to consummate the transactions contemplated by this agreement, including those which are specified in any schedule hereto, and those which are referred to in paragraph 8.8, shall have been made, obtained or satisfied and be in full force and effect, and any such approvals, actions, consents and authorizations, declarations, filings and registrations shall be in form and substance reasonably satisfactory to buyer and its counsel.

         B. All consents, authorizations and approvals to the transactions contemplated by this agreement that are required by the terms of those Contracts referred to in Exhibit 3.3, shall have been obtained and be in full force and effect, and such consents, authorizations and approvals shall be in form and substance reasonably satisfactory to buyer and its counsel.

         C. Buyer shall, using its best efforts, have negotiated a new representation agreement with Helmuth Mayer which supersedes the existing Consulting Agreement with seller on terms and conditions satisfactory to buyer and seller.

         9.5      No Change in Business.

         Between the date hereof and the closing date, there shall have been (i) no material adverse change in the properties, the business or the operations, liabilities, profits, prospects or condition (financial or otherwise) of the Dental Business of seller ; (ii) no material adverse foreign, federal or state legislative or regulatory change affecting the business of the Dental Business or its products; (iii) no material damage to the assets regardless of insurance coverage for such damage; or (iv) no lawsuits, claims or proceedings filed or, to the best knowledge of seller, threatened against or affecting the seller or any of its properties or business which, if adversely determined, might have a material adverse effect on the assets, the business of the Dental Business, or the operations, liabilities, profits, prospects or condition (financial or otherwise) of the Dental Business of the seller; and there shall have been delivered to buyer a certificate or certificates to such effect, dated the closing date and signed by the chief executive officer of seller. On the date of closing, the book value of seller's inventory (as defined in paragraph 1.1B, net of seller's reserve for obsolete inventory) shall not be less than eighty percent (80%) of the book value of seller's inventory, net of seller's reserve for obsolete inventory, as of December 31, 1996.

         9.6      No Restraint or Litigation.

         No order, decree or ruling of any court shall have been entered, and no action or proceeding before any court or governmental or regulatory authority or agency shall be pending, to restrain, prohibit, challenge, invalidate or otherwise adversely affect any of the transactions contemplated by this agreement or the agreements contemplated hereby.

         9.7      Buyer's Financing.

         A. Buyer shall have obtained the financing described in paragraph 8.9, above, and bank shall have approved this agreement.

         B. Seller shall have executed a subordination agreement in such form as shall be required by Bank of America NT & SA.

         9.8      Products Liability Coverage.

         Buyer shall have been named as an additional insured on the products liability insurance policies of seller covering claims arising from the sale of products by seller prior to the date of closing.

         9.9      Lease of Business Premises.

         If buyer desires to make use of the business premises currently used by seller for the Dental Business, buyer shall have entered into a sublease of the premises based on the terms of the existing lease agreement for a portion of the business premises currently used by seller for the Dental Business. In any event, buyer shall be responsible for the payments described in Section 4.7, hereof. Seller agrees to cooperate with buyer in facilitating buyer's lease of the premises and obtaining the consent of the landlord to buyer's sublease.

         9.10     Approval of Counsel.

         All matters, proceedings, instruments and documents required to carry out this agreement or the agreements contemplated hereby or incidental thereto and all other relevant legal matters shall be reasonably satisfactory to counsel for buyer.

                                   ARTICLE 10

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

         The obligations of seller to be performed under this agreement on the closing date shall, at the sole option of seller, be subject to the satisfaction, on or prior to the closing date, of the following conditions in all material respects:

         10.1 No Misrepresentation or Breach of Covenants, Representations and Warranties.

         There shall have been no breach by buyer in the performance of any of buyer's covenants and agreements contained in this agreement and buyer shall have performed all obligations required to be performed by buyer under this agreement prior to or on the closing date; each of the representations and warranties of buyer contained in this agreement, other than the representations contained in paragraphs 7.1, 7.5A, 7.7A, and 7.9 shall be true and correct in all material respects on the closing date as though made on the closing date, and each of the representations and warranties of buyer contained in paragraphs 7.1, 7.5A, 7.7A, and 7.9 shall be true and correct in all respects on the closing date as though made on the closing date; and there shall have been delivered to seller a certificate to such effect, dated the closing date, signed by the chief executive officer of buyer.

         10.2     Opinion of Counsel for Buyer.

         Seller shall have received from Richard S. Matson, attorney at law, as counsel for buyer, an opinion, dated the closing date, in form and substance reasonably satisfactory to seller and its counsel.

         10.3     Corporate Action.

         Buyer shall have taken all corporate action necessary to execute and deliver all papers and documents and to do and perform all acts which are necessary or desirable to carry out the terms, conditions and provisions of this agreement and the agreements contemplated hereby, including the requisite approval of the Board of Directors of buyer, and buyer shall furnish seller with certified copies of resolutions adopted by the Board of Directors of buyer, in form and substance reasonably satisfactory to counsel for buyer, in connection with such action.

         10.4     Approvals.

         A. All governmental, regulatory and self-regulatory approvals, actions, consents, authorizations, declarations, filings, registrations and waiting periods which are necessary to consummate the transactions contemplated by this agreement, including those which are specified in any schedule hereto, shall have been made, obtained or satisfied and be in full force and effect, and any such approvals, actions, consents and authorizations, declarations, filings and registrations shall be in form and substance reasonably satisfactory to seller and its counsel.

         B. All consents, authorizations and approvals to the transactions contemplated by this agreement that are required by the terms of any contracts or otherwise from third shall have been obtained and be in full force and effect, and such consents, authorizations and approvals shall be in form and substance reasonably satisfactory to seller and its counsel.

         C. At least a majority of the holders of the issued and outstanding shares of seller shall have voted to approve the sale of the assets of the Dental Business on terms no less favorable to seller than those set forth herein.

         D. Buyer shall, using its best efforts, have negotiated a new representation agreement with Helmuth Mayer which supersedes the existing Consulting Agreement with seller on terms and conditions satisfactory to buyer and seller.

         10.5     No Restraint or Litigation.

         No order, decree or ruling of any court shall have been entered, and no action or proceeding before any court or governmental or regulatory authority or agency shall be pending, to restrain, prohibit, challenge, invalidate or otherwise adversely affect any of the transactions contemplated by this agreement or the agreements contemplated hereby.

         10.6     Approval of Counsel.

         All matters, proceedings, instruments and documents required to carry out this agreement or the agreements contemplated hereby or incidental thereto and all other relevant legal matters shall be reasonably satisfactory to counsel for seller.

         10.7     No Change in Business.

         Between the date hereof and the closing date, there shall have been (i) no material adverse change in the properties, the business or the operations, liabilities, profits, prospects or condition (financial or otherwise) of the buyer's business; (ii) no material adverse foreign, federal or state legislative or regulatory change affecting the business of the buyer or its products; (iii) no material damage to the assets regardless of insurance coverage for such damage; or (iv) no lawsuits, claims or proceedings filed or, to the best knowledge of buyer, threatened against or affecting the buyer or any of its properties or business which, if adversely determined, might have a material adverse effect on the assets, the buyer's business, or the operations, liabilities, profits, prospects or condition (financial or otherwise) of the buyer's business; and there shall have been delivered to buyer a certificate or certificates to such effect, dated the closing date and signed by the chief executive officer of buyer.

                                   ARTICLE 11

                                 INDEMNIFICATION

         11.1     Indemnification of Buyer.

         A. Seller agrees to indemnify and hold harmless buyer and buyer's successors and assigns from and against any and all (i) liabilities, losses, claims, taxes, fines, penalties, damages and expenses, direct or indirect ("losses") and (ii) reasonable attorneys' and accountants' fees and expenses, court costs and all other reasonable out-of-pocket expenses ("expenses") incurred by buyer in connection with or arising from:

                  1. any damage or deficiency resulting from the non-performance of any agreement to be performed by seller under this Agreement or from any material misrepresentation in or omission from any certificate or other instrument furnished to buyer under this Agreement;

                  2. any breach of any of the representations, warranties, covenants or agreements made by seller in this Agreement or in any ancillary document;

                  3. any attempt (whether or not successful) by any person to cause or require buyer to pay or discharge any debt, obligation, liability or commitment of seller the existence of which would constitute a breach of any representation, warranty, covenant or agreement made by seller in this Agreement or in any ancillary documents;

                  4. any action, suit, proceeding, compromise, settlement, assessment or judgment (including reasonable attorneys' fees) arising out of or incident to any of the matters indemnified against in this paragraph 11.1; or

                  5. the operation of the Dental Business and/or the ownership or use of the assets prior to the closing, including but not limited to the liabilities described in paragraph 3.1, above.

         B. If buyer believes that any person indemnified under paragraph 11.1A has suffered or incurred any loss or incurred any expense as to which it is entitled to indemnification under paragraph 11.1A, buyer shall so notify seller promptly in writing, describing such loss or expense, the amount thereof, if known, and the method of computation of such loss or expense, all with reasonable particularity and containing a reference to the provisions of this agreement, or any agreement or instrument contemplated hereby, or any certificate delivered pursuant hereto or thereto, in respect of which such loss or expense shall have occurred; and if any action at law or suit in equity is instituted by or against a third party with respect to which any such indemnified person intends to claim any loss or expense under paragraph 11.1A, such indemnified person shall promptly notify the indemnifying party of such action or suit; provided that failure to give such notice shall not abrogate or diminish any of seller's obligations under paragraph 11.1A if seller has or receives timely actual knowledge of the existence of any such claim by any other means or except to the extent such failure prejudices seller's ability to defend such claim.

         C. If, by reason of the claims of any third party relating to any of the matters subject to indemnification under this paragraph 11.1, a lien, attachment, garnishment or execution is placed on any of the property or assets of buyer, seller will take whatever action is necessary to obtain the prompt release of such lien, attachment, garnishment or execution.

         D. The foregoing indemnities shall be in addition to any equitable relief which the buyer might otherwise be entitled to obtain against the indemnifying party.

         E. Notwithstanding any other provision of this agreement, the indemnification obligations of seller under this agreement, and with respect to the transactions contemplated by this agreement, shall not apply to the first Fifty Thousand Dollars ($50,000.00) of losses or expenses incurred by buyer, in the aggregate, but this limitation shall not apply to the seller's indemnity obligations for losses or expenses described in subparagraph A(3) of this paragraph, and the indemnity obligations under subparagraph A(4) of this paragraph to the extent related to losses or expenses described in subparagraph A(3) of this paragraph.

         F. Seller may, by written notice given to buyer within fifteen (15) days of the final determination of the amount of any indemnity obligation to buyer under this paragraph, satisfy all or a portion of its indemnity obligation to Buyer by an offset against the accrued but unpaid interest, if any, and then against the unpaid principal balance, if any, then due under the promissory note described in paragraph 2.2, above. Any amount of the indemnity obligation not satisfied by this offset shall be promptly paid in cash.

         11.2     Indemnification of Seller.

         A. Buyer agrees to indemnify and hold harmless seller and seller's successors and assigns from and against any and all (i) liabilities, losses, claims, taxes, liabilities, fines, penalties, damages and expenses, direct or indirect ("losses") and (ii) reasonable attorneys' and accountants' fees and expenses, court costs and all other reasonable out-of-pocket expenses ("expenses") incurred by seller in connection with or arising from:

                  1. any damage or deficiency resulting from the non-performance of any agreement to be performed by buyer under this Agreement or from any material misrepresentation in or omission from any certificate or other instrument furnished to seller under this Agreement;

                  2. any breach of any of the representations, warranties, covenants or agreements made by buyer in this Agreement or in any ancillary document;

                  3. any attempt (whether or not successful) by any person to cause or require seller to pay or discharge any debt, obligation, liability or commitment of buyer the existence of which would constitute a breach of any representation, warranty, covenant or agreement made by buyer in this Agreement or in any ancillary documents;

                  4. any action, suit, proceeding, compromise, settlement, assessment or judgment (including reasonable attorneys' fees) arising out of or incident to any of the matters indemnified against in this paragraph 11.2; or

                  5. the operation of the Dental Business and/or the ownership or use of the assets after the closing, including but not limited to the obligations assumed by buyer pursuant to paragraph 3.3.

         B. If seller believes that any person indemnified under paragraph 11.2A has suffered or incurred any loss or incurred any expense as to which it is entitled to indemnification under paragraph 11.2A, seller shall so notify buyer promptly in writing, describing such loss or expense, the amount thereof, if known, and the method of computation of such loss or expense, all with reasonable particularity and containing a reference to the provisions of this agreement, or any agreement or instrument contemplated hereby, or any certificate delivered pursuant hereto or thereto, in respect of which such loss or expense shall have occurred; and if any action at law or suit in equity is instituted by or against a third party with respect to which any such indemnified person intends to claim any loss or expense under paragraph 11.2A, such indemnified person shall promptly notify the indemnifying party of such action or suit; provided that failure to give such notice shall not abrogate or diminish any of buyer's obligations under paragraph 11.2A if buyer has or receives timely actual knowledge of the existence of any such claim by any other means or except to the extent such failure prejudices buyer's ability to defend such claim.

         C. If, by reason of the claims of any third party relating to any of the matters subject to indemnification under this paragraph 11.2, a lien, attachment, garnishment or execution is placed on any of the property or assets of seller, buyer will take whatever action is necessary to obtain the prompt release of such lien, attachment, garnishment or execution.

         D. The foregoing indemnities shall be in addition to any equitable relief which the seller might otherwise be entitled to obtain against the indemnifying party.

         E. Notwithstanding any other provision of this agreement, the indemnification obligations of buyer under this agreement, and with respect to the transactions contemplated by this agreement, shall not apply to the first Fifty Thousand Dollars ($50,000.00) of losses or expenses incurred by seller, in the aggregate, but this limitation shall not apply to the buyer's indemnity obligations for losses or expenses described in subparagraph A(3) of this paragraph, and the indemnity obligations under subparagraph A(4) of this paragraph to the extent related to losses or expenses described in subparagraph A(3) of this paragraph.

         11.3     Third Party Claims

         The indemnifying party under this Article 11 shall have the right to conduct and control, through counsel of its choosing, any third party claim, action or suit and may compromise or settle the same. So long as the indemnifying party is contesting any such action or suit in good faith, the indemnified persons shall not pay or settle any such action or suit. Notwithstanding the foregoing, the indemnified persons shall have the right to pay or settle any such action or suit, provided that (i) in such event the indemnified persons shall waive any right to indemnity therefor and no amount in respect thereof shall be claimed as loss or expense under this Article 11 and
(b) the terms of any such settlement do not involve any agreement by the indemnified persons that affects the indemnifying party.

                                   ARTICLE 12

                                   TERMINATION

         12.1     Termination.

         Anything contained in this agreement to the contrary notwithstanding, this agreement may be terminated and the transactions contemplated herein abandoned at any time prior to the closing: (a) by the mutual consent of the buyer and the seller; (b) by buyer in the event of any material breach by seller of any of seller's agreements, representations, or warranties contained herein;
(c) by seller in the event of any material breach by buyer of any of buyer's agreements, representations, or warranties contained herein; (d) by seller or buyer if the transactions contemplated herein have not closed by the date specified in paragraph 5.1 except if the closing has not occurred as a result of the fault of the party desiring to terminate this agreement.

         12.2     Effect of Termination.

         In the event that this agreement shall be terminated pursuant to paragraph 12.1, all further obligations of the parties under this agreement shall be terminated without further liability of any party to any other party except for paragraphs 8.1, 13.3, and 13.13 hereof which shall continue after such termination, provided that nothing herein shall relieve any party from liability for its willful breach of this agreement.

                                   ARTICLE 13

                               GENERAL PROVISIONS

         13.1     Survival of Representations, etc.

         All representations, warranties, and other agreements contained in this agreement shall survive the consummation of the transactions contemplated by this agreement; provided, however, that the representations and warranties contained in Articles 6 and 7 shall terminate on the last day of the thirtieth
(30th) month after the closing date. Except as otherwise provided herein and except for claims for indemnification for the breach or inaccuracy of any representation or warranty asserted in accordance with Article 11, hereof, prior to such last day of the thirtieth (30th) month but not concluded prior thereto, no claim shall be made for the breach or the inaccuracy of any representation or warranty contained in Articles 6 and 7 or under any certificate delivered with respect thereto under this agreement after the date on which such representation and warranty terminates as set forth in this paragraph.

         13.2     Waivers.

         No delay or omission by any party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

         13.3     Expenses

         All costs and expenses incurred by the respective parties in connection with the negotiation, execution and delivery of this agreement and related agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

         13.4     Notices.

         All notices, requests, claims, demands and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person, by cable, telegram, telex, facsimile or by registered or certified first-class mail, return receipt requested, postage prepaid, to the party to which the same is so given or made.

         A.       If to seller, to:

                  David W. Light, Chief Executive Officer
                  Sunrise Technologies, Inc.
                  47257 Fremont Boulevard
                  Fremont, California 94538

                  with a copy to:

                  Nancy L. Murray, Esq.
                  Thelen, Marrin, Johnson & Bridges LLP
                  2 Embarcadero Center, Suite 2100
                  San Francisco, California 94111-3995

         B.       If to buyer:

                  Craig J. Lares, President
                  Lares Research
                  295 Lockheed Avenue
                  Chico, California 95973
                  with a copy to:

                  Richard S. Matson, Esq.
                  Richard S. Matson Law Office
                  P. O. Box 4141
                  Chico, CA 95927-4141

Any party may by notice given in accordance with this paragraph to the other parties designate another address or person for receipt of notices hereunder.

         13.5     Entire Agreement.

         This Agreement (including the Exhibits and Schedules hereto) constitutes the entire agreement among the parties and supersedes all prior oral and written agreements and understandings among the parties hereto with respect to the subject matter hereof, including specifically, but not by way of limitation, a "Letter of Intent" dated November 14, 1996, and a letter dated February 24, 1997. The parties hereto acknowledge and agree that no agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this agreement.

         13.6     Headings and Gender.

         The paragraph and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretations of this Agreement. Reference to any one gender shall be deemed to include the other.

         13.7     Counterparts.

         This Agreement may be executed in any number of counterparts, each of which shall, when executed, be deemed to be an original and all of which shall be deemed to be one and the same instrument.

         13.8     Severability.

         Any provision in this agreement or any agreement or instrument delivered pursuant hereto which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and thereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties shall endeavor in good faith negotiations to replace any prohibited or unenforceable provision with a valid provision or provisions, the effect of which shall reflect the bargain manifested in the prohibited or unenforceable provision.

         13.9     Governing Law.

         This Agreement shall be construed as to both validity and performance and enforced in accordance with and governed by the laws of the State of California applicable to agreements made and to be performed in California.

         13.10    Assignment; Parties in Interest.

         This Agreement may not be assigned by any party hereto without the prior written consent of all the other parties, provided that buyer may assign its rights and duties under this agreement to an entity formed or to be formed for the purpose of operating the Dental Business. Subject to the foregoing, this agreement shall inure to the benefit of and be binding upon permitted successors and assigns of seller and buyer.

         13.11    Modification.

         The provisions of this Agreement may be amended, modified, changed or waived only by a writing signed by all the parties hereto.

         13.12    Further Assurances.

         Each party hereto agrees to do such further acts and things, and to execute and deliver such additional agreements and instruments, as any party may reasonably request in connection with the performance, administration or enforcement of this agreement or the agreements related hereto.

         13.13    Publicity.

         Except for disclosure (if any) required by law to which any party is subject, the timing and content of any announcements, press releases and public statement concerning the acquisition contemplated hereby shall be by mutual agreement of the parties.

                                    EXECUTION

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


SELLER:                                            BUYER:

Sunrise Technologies International, Inc.,          Lares Research,
         a Delaware corporation                         a California corporation


By:                                                By:
   -----------------------------------                --------------------------
David W. Light, Chief Executive Officer            Craig J. Lares, President